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                                                               Exhibit 99.B9.(b)


                            SUPPLEMENT TO AGENCY AGREEMENT

               Supplement to Agency Agreement ("Supplement") made as of June 1, 1997 and between the registered investment company executing this document (the "Fund") and Investors Fiduciary Trust Company ("Agent").

               WHEREAS, the Fund and Agent are parties to an Agency Agreement ("Agency Agreement"), as supplemented from time to time;

               WHEREAS, Section 5.A. of the Agency Agreement provides that the fees payable by the Fund to Agent thereunder shall be as set forth in a separate schedule to be agreed to by the Fund and Agent; and

               WHEREAS, the parties desire to reflect in this Supplement the revised fee schedule for the Agency Agreement as in effect as of the date hereof;
               NOW THEREFORE, in consideration of the premises and the mutual covenants herein provided, the parties agree as follows:

               1. The revised fee schedule for services provided by Agent to the Fund under the Agency Agreement as in effect as of the date hereof is set forth in Exhibit A attached hereto.

               2. This Supplement shall become a part of the Agency Agreement and subject to its terms and shall supersede all previous fee schedules under such agreement as of the date hereof.

               IN WITNESS WHEREOF, the Fund and Agent have duly executed this Supplement as of the day and year first set forth above.

                                       KEMPER GLOBAL INCOME FUND


                                       By:  /s/ Philip J. Collora
                                          -------------------------------
                                       Title:  Vice President
                                             ----------------------------


                                       INVESTORS FIDUCIARY TRUST COMPANY

                                       By:  /s/ Stephen R. Hilliard
                                          -------------------------------
                                       Title:  EVP/CFO
                                             ----------------------------


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                                      EXHIBIT A

                      FEE SCHEDULE (MULTIPLE CLASSES OF SHARES)



               TRANSFER AGENCY FUNCTION               FEE PAYABLE BY FUND

                                                 CLASS A, C AND I   CLASS B
          1.   Annual open shareholder
               account fee (per year per
               account).
               a.  Non-daily dividend series.           $6.00        $6.00
               b.  Daily dividend series.               $8.00        $8.00

          2.   Annual closed shareholder account
               fee (per year per account).              $6.00        $6.00

          3.   Contingent deferred sales charge         Not
               account fee (per year per open           Applicable   $2.25
               account).

          4.   Establishment of new shareholder
               account (per new account).               $4.00        $4.00

          5.   Payment of dividend (per dividend
               per account).                            $ .40        $ .40

          6.   Automated transaction (per
               transaction).**                          $ .50        $ .50

          7.   Non-monetary transactions fee (per
               year per open account).                  $2.00        $2.00

          8.   All other shareholder inquiry,
               correspondence and research trans-
               actions (per transaction).               $1.25        $1.25



          The out-of-pocket expenses of IFTC will be reimbursed by Fund in accordance with the provisions of Section 5 of the Agency Agreement. All fees will be subject to offset by earnings allowances under the Custody Agreement between Fund and IFTC. The attached Transfer Agency Fee Schedule Supplement is a part of this Exhibit A.

          -----------------
          * The new shareholder account fee is not applicable to Class A Share accounts established in connection with a conversion from Class B Shares.

          ** Automated transaction includes, without limitation, money market series purchases and redemptions, ACH purchases, systematic exchanges and conversions from Class B Shares to Class A Shares.


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                       TRANSFER AGENCY FEE SCHEDULE SUPPLEMENT


              Transfer agency fees and expenses (as a percentage of average daily net assets) for any fiscal year will be limited as follows:

          SERIES NAME           CLASS B SHARES            CLASS C SHARES

          Initial Portfolio          .23%                       .20%